Exhibit 10.13

AERIE PHARMACEUTICALS, INC.

135 US Highway 206, Suite 15

Bedminster, NJ 07921

September 24, 2012

Richard J. Rubino

3 Apache Drive

Oakland, NJ 07436

Tel: 201-247-9191

E-Mail: rich957@optonline.net

Re:	Your Employment with Aerie Pharmaceuticals, Inc.

Dear Richard,

We are pleased to offer you, on the terms set forth in this letter (the “Agreement”), a position of employment as Chief Financial Officer (“CFO”) of Aerie Pharmaceuticals, Inc., a Delaware corporation (the “Company”). Your employment with the Company will start on October 15, 2012 (the “Start Date”).

1.	Reporting, Duties and Responsibilities, Employee Confidentiality, Inventions and Noncompetition; Indemnification.

a.	Reporting; Duties and Responsibilities. During the term hereof, from and after the Start Date until this Agreement is terminated as provided herein, you will serve as Chief Financial Officer, reporting to the Chief Executive Officer of the Company (the “CEO”). Your specific duties and responsibilities as CFO will be determined by the CEO, but will primarily consist of leading the Company’s financial operations, strategy and planning, managing financial audits in addition to contributing to any business transactions, fundraising and networking within the financial and investor community. This offer is for a full-time position at the Company’s New Jersey office, except as travel to other locations may be necessary to fulfill your responsibilities. You may spend time for charitable, civic and academic responsibilities, and such other activities as the Board of Directors of the Company (the “Board”) approves from time to time, as will not adversely impact your ability to perform your obligations hereunder, with such impact being determined, as necessary, by the CEO in good faith after reasonable consultation with you with respect thereto.

b.	Employee Confidentiality, Inventions and Noncompetition Agreement. As a condition of your employment hereunder, you shall on or prior to the Start Date execute the Company’s standard form of Confidentiality, Inventions and Noncompetition Agreement (the “Confidentiality, Inventions and Noncompetition Agreement”).

c.	Indemnification. You will be subject to such indemnification as is provided under the Company’s Bylaws.

2.	Salary; Bonuses; Benefits; Reimbursement; Relocation; Stock Options.

a.	Salary. Your initial annual base salary rate (less applicable deductions), commencing on the Start Date, will be at a rate of $12,500 per semi-monthly pay period, prorated for partial periods, which is an annualized salary rate of $300,000, subject to increase by the CEO and the Board, payable in accordance with the Company’s customary payroll practice as in effect from time to time. Your salary as in effect at the time during the term hereof may not be decreased by the Board except as a proportional reduction, as to the salaries of all other officers of the Company at the level of Vice President and above as part of an overall reduction in salaries decided by the Board in good faith as being in the best interests of the Company and its stockholders, and will only be so reduced during such time as all such other executive officer salaries remain so reduced.

b.	Bonuses.

i.	Annual Performance Bonus. In addition to your salary, during the Term of your employment with the Company, you will be eligible to earn an annual performance-based bonus (the “Annual Bonus”) as follows:

(A)	Amount. Such annual bonus as to your performance for 2012 or a subsequent year will equal up to twenty percent (20%) of your annual salary for the relevant calendar year, or, as determined by the CEO and the Board of the Company, to which such Annual Bonus relates. Your 2012 Annual Bonus will be prorated to the Start Date. The exact amount of any Annual Bonus for each calendar year will be determined in good faith by the Board in its complete and sole discretion on the same date as such determination is made for all other executive officers of the Company, but in no event later than April 1 of the calendar year following the performance period based on your achievement of objectives for the relevant performance measurement period. If a bonus is awarded, it will be paid between January 1 and April 15 of the calendar year following the one to which it relates.

(B)	Objectives. No later than sixty (60) days after the Start Date, the CEO, or the Compensation Committee of the Board, and you will mutually determine in good faith your performance objectives for calendar year 2012, which agreed objectives will be set forth in writing by the CEO to you and which thereafter cannot be changed for such calendar year without written notice to you. If you and the CEO, or the Compensation Committee as applicable, do not agree upon such objectives for the relevant year within such 60 day period, then the objectives will be determined by the CEO, in his sole discretion, within 30 days after such 60 day period has expired and will be communicated to you in writing after being so determined and will be deemed to have been accepted by you. Thereafter, the procedures set forth above will be followed for any subsequent years in which you are employed by the Company.

c.	Benefits. From and after the Start Date, during your employment hereunder:

i.	Benefits Generally. You will receive the Company’s standard employee benefits package (including health and disability insurance paid by the Company, participation in the Company’s 401(k) plan subject to the terms and conditions thereof) as such packages and policies are in effect from time to time, and as such benefits package may be adjusted by the Board in good faith during the term hereof, as applicable to all employees, which benefits package can be increased, but cannot be decreased unless such decrease is effected in connection with, and is proportional to, an overall reduction in the relevant benefits to all executive officers decided by the Board in good faith as being in the best interests of the Company and its stockholders, and will only be so reduced during such time as all such other relevant executive officer benefits remain so reduced. In addition, you will be entitled to paid time off in accordance with Company policy.

ii.	Life Insurance. Within ninety (90) days of the Start Date, the Company will provide you, at the Company’s expense, as part of such benefits package, with a life insurance benefit plan with terms and coverage appropriate for your position, but in no event less than one year’s Base Salary.

d.

Reimbursement. You will be entitled to reimbursement from the Company for all commercially reasonable and documented out-of-pocket expenses incurred by you in connection with the Company’s business, including without limitation, your reasonable domestic economy airfare, food, lodging, automobile rental and incidental expenses in performing your duties hereunder, provided, as to a given expense, that you have submitted commercially customary support documentation within thirty (30) days of incurring such expense. You will obtain the approval of the CEO in writing prior to incurring any expenses other than ordinary course expenses as described generally in the preceding sentence of this Section 2(d).

e.	Stock options.

i.	Initial Option. You will be granted, subject to Board approval at the first Board meeting held after the Start Date, an incentive stock option (your “Initial Option”) under the Company’s current stock option plan (the “Plan”), to purchase up to One Million Seven Hundred Twenty Five (1,725,000) shares of Common Stock of the Company. The exercise price per share of your Initial Option will be equal to the fair market value per share of the Company’s Common Stock as of the date that such Initial Option is granted by the Board. Such Initial Option will become exercisable over the forty-eight (48) month period commencing with the Start Date (the “Vesting Start Date”), as to 25% of the total number of shares under such Initial Option on the first annual anniversary of the Vesting Start Date, rounded downward to the nearest whole share to avoid fractional shares, and will become exercisable as to an additional 2.084% of the total number of shares under such Initial Option at each of the succeeding 36 monthly anniversaries after such one year anniversary, rounded downward to the nearest whole share for the first 35 of such monthly anniversaries to avoid fractional shares, and as to the remaining number of shares under such Initial Option at the 48th monthly anniversary of the Vesting Start Date, provided as to such one-year anniversary and as to each such relevant monthly anniversary thereafter you then are employed by or are rendering services as a consultant to the Company.

ii.	Other Options or Awards. During the term hereof, you will also be eligible to be granted such other stock options and/or stock awards, under or outside of the Plan and under any successor equity incentive plans of the Company, as the Company deems to be appropriate.

f.	Taxes. You shall be responsible for any taxes payable with regard to any compensation of benefits provided for in this Agreement.

3.	Representations and Warranties.

a.	You represent and warrant to the Company that your performance of this Agreement and employment with the Company does not and will not breach any noncompetition agreement or any agreement to keep in confidence proprietary information acquired by you in confidence or in trust prior to your employment with the Company. You also represent and warrant to the Company that you have not entered into, and during the Term, agree not to enter into, any agreement that conflicts or violates this Agreement.

b.	You represent and warrant to the Company that you have not brought and shall not bring to the Company, or use in the performance of your responsibilities for the Company, any materials or documents of a former employer which are not generally available to the public or which did not belong to you prior to your employment with the Company, unless you have obtained written authorization from the former employer or other owner for their possession and use and provided the Company with a copy thereof.

4.	Certain Definitions; “At Will” Basis of Your Employment; Term; Survival of Certain Obligations; Post-Termination Matters.

a.	“At Will” Basis of Your Employment; Term. Your employment with Company is on an “at will” basis, and either you or the Company may terminate your employment with the Company at any time, for any reason, or for no reason, with written notice to you of any voluntary termination by you, provided that, if you desire to terminate this Agreement voluntarily, you will give the Company at least thirty (30) days prior written notice of the intended effective date of such voluntary termination, which notice period may be waived or shortened by the Company upon your giving to the Company such written notice. Unless terminated earlier as provided herein, including “at will” termination, or unless extended in writing by you and the Company, the term of this Agreement is for three (3) years from and after the Start Date, ending at 5:00 p.m. local time at the then current location of the principal offices of the Company, on the third (3rd) annual anniversary of the Start Date.

b.	Post-Termination Matters.

i.	Automatic Resignation From Office. By your signature on this Agreement, unless the Company agrees otherwise in writing with you, this Agreement will serve automatically, without the need for any further signatures, as your resignation, effective as of the date of your termination of employment hereunder, for whatever reason, from any and all offices you may hold with the Company or any subsidiary or other affiliate of the Company at the date of such termination.

ii.	Return of Materials. Upon any termination hereof, you will promptly return to the Company all copies and originals of documents and other tangible impressions, in any medium,

containing confidential or proprietary information of the Company. After such termination you will not disclose to any party, other than to your attorneys, or except to the extent required by law, any such information which is not at the time of disclosure otherwise public information through no breach by you of your obligations of confidentiality under this Section 4(b)(ii), provided that if there is in effect at the date of such determination a written nondisclosure agreement between you and the Company, the terms and conditions of such nondisclosure agreement will govern over the provisions in this sentence.

iii.	Accrued Salary and Bonus. After such termination, the Company will only be obliged to pay, and will pay when due, to you only such amounts of salary and bonus (if any) accrued under any bonus plan through, and payable at, the date of such termination.

iv.	Expenses. The Company will pay reasonably promptly all expenses permitted to be reimbursed hereunder for which appropriate documentation has been submitted by you.

v.	Non-solicitation. In order to avoid disruption of the Company’s business, for a period of one (1) year after termination of your employment hereunder for any reason other than your death, you will not, directly or indirectly, (A) solicit for any competitor to the Company, or for any other purpose competitive with the Company, any customer of the Company known to you during the period of your employment with the Company to have been a customer of the Company, (B) directly or indirectly encourage or induce any third party licensor, licensee, distributor or research, development or commercialization collaborator of the Company to terminate or reduce its business activities with the Company, or (C) solicit for employment any person employed by the Company.

5.	Dispute Resolution.

a.

Arbitrable Claims; Intended Third-Party Beneficiaries. To the fullest extent permitted by law, except for disputes relating to intellectual property of the Company, for which the parties reserve the right to resolution by litigation and which will not be Arbitrable Claims, all disputes between you (and your attorneys, successors, and assigns) and the Company (and its affiliates, shareholders, Directors, officers, employees, agents, successors, attorneys, and assigns) of any kind whatsoever, including, without limitation, all disputes relating in any manner to the employment by the Company of you, or the termination of your employment by the Company, and all disputes arising under this Agreement, including without limitation any disputes as to matters arising after the Start Date, whether or not the Start Date ever occurs (collective, and individually, “Arbitrable Claims”) will be resolved by arbitration as provided herein. Arbitrable Claims will include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, Arbitrable Claims will include (to the fullest extent permitted by law) any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the New Jersey Law Against Discrimination as well as any claims asserting wrongful termination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability. All persons and entities specified in the first sentence of this Section 5(a), other than the Company and you, will be considered third-party beneficiaries of the rights and obligations created by this Section 5.

b.	Procedure; Location Of Arbitration. Arbitration of Arbitrable Claims will be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended (“AAA Employment Rules”), as augmented in this Agreement. Arbitration will be initiated as provided by the AAA Employment Rules, although the written notice to the other party initiating arbitration will also include a statement of the claim(s) asserted and the facts upon which the claim(s) are based. Arbitration will be final and binding upon the parties and will be the exclusive remedy for all Arbitrable Claims. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party will initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. All arbitration hearings under this Agreement will be conducted in the city in which the principal offices of the Company are located at the time of initiation of such arbitration. The Federal Arbitration Act will govern the interpretation and enforcement of this Section 5. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

c.

Arbitrator Selection and Authority. Arbitration shall be initiated and all Claims shall be decided by a single, neutral arbitrator in accordance with the AAA Employment Rules. The arbitrator will have authority to award equitable relief, damages, costs, and fees to the greatest extent permitted by law, including, but not limited to, any remedy or relief that a court would have. The arbitrator will have exclusive authority to resolve all

Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable.

d.	Litigation. For matters arising hereunder for which arbitration is not legally available, and for disputes between you and the Company as to intellectual property rights, you and the Company hereby consent to venue in, and to the in personam jurisdiction of, the federal and State courts located in the State of New Jersey.

e.	Confidentiality. All proceedings and all documents prepared in connection with any Arbitrable Claim will be confidential and, unless otherwise required by law, the subject matter thereof will not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitration panel, and, if involved, the court and court staff. All documents filed with the arbitration panel or with a court will be filed under seal to the extent permitted by the applicable rules. The parties will stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this subsection concerning confidentiality.

f.	Expenses of Arbitration. Each party will pay its own expenses for participation in such arbitration, including the fees and expenses of such party’s legal counsel and other advisors, provided that the Company will pay all fees and expenses of the arbitrators and any fees or charges imposed by the arbitral body for such arbitration, provided that the arbitral body shall have authority to require you to pay fees or charges if you initiate the arbitration and it determines that your claims are frivolous or without merit.

g.	Continuing Obligations. Your rights and obligations and those of the Company set forth in this Section 5 will survive the termination of your employment with the Company.

6.

Notices. All notices, demands or requests with respect to this Agreement will be effective only if in writing and delivered by hand, including by FedEx or other courier, or by facsimile with confirmed answerback, or by electronic mail (email) with electronic evidence of delivery, to the address, or the facsimile number, or email, for the receiving party as set forth under our signatures below. Notices under this Agreement may not be delivered by mail. Notices will be deemed to have been given hereunder upon personal delivery, if delivered by hand, or the date sent by facsimile or email. You and the Company may change the relevant address for notice under this Agreement by giving notice thereof to the other party hereto in conformity with this Section 6. Whenever days are to be counted under this Agreement, the first day of the period which requires such notice to be given will not be counted, and the last day for the relevant period will be counted (i.e., to count a 30-day period following the Start Date, the first day after the Start Date will be the first day for counting such 30 days).

7.	General. This Agreement will be governed by the laws of the State of New Jersey, without regard to its body of law controlling conflict of laws. This Agreement may be executed in two (2) counterparts, each of which will be an original and both of which together will constitute one and the same instrument. Upon your signature below, this will become our binding Agreement with respect to the subject matter of this letter, superseding in their entirety all other or prior Agreements by you with the Company as to the specific subject matter of this Agreement, will be binding upon and inure to the benefit of our respective successors and assigns (provided that you cannot assign this Agreement or any of your rights and obligations under this Agreement without the prior written consent of the Company), and your heirs, administrators and executors, and may only be amended in a writing signed by you and the Company.

We look forward to working together with you for the success of the Company.

Sincerely,
AERIE PHARMACEUTICALS, INC.
By:	/s/ Thomas J. van Haarlem, M.D.
Name:	Thomas J. van Haarlem, M.D.
Title:	President & Chief Executive Officer
Address:
1335 US Highway 206, Suite 15
Bedminster, NJ 07921
Phone: 908-470-4320
Facsimile: 908-470-4329
Email: tvanhaarlem@aeriepharma.com

ACCEPTED AND AGREED:
By:	/s/ Richard J. Rubino

Name:	Richard J. Rubino
Date signed: 10-3-12
Address: 3 Apache Drive, Oakland, NJ 07436
Phone: Tel: 201-247-9191
E-Mail: rich957@optonline.net